Exhibit 5.2

June 27, 2014

First Cash Financial Services, Inc.

690 East Lamar Blvd., Suite 400

Arlington, Texas 76011

Re:     Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel in the State of Colorado to First Cash Financial Services, Inc., a Delaware corporation (“First Cash”), with respect to certain subsidiaries of First Cash listed on Schedule 1 attached hereto (each referred to herein as a “Colorado Subsidiary” and collectively as the “Colorado Subsidiaries”), in connection with the filing of a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”). First Cash, the Colorado Subsidiaries and each of the other subsidiaries of First Cash listed in Schedule 2 attached hereto (collectively with the Colorado Subsidiaries, the “Guarantors”, and collectively with First Cash and the Colorado Subsidiaries, the “Registrants”) are filing the Registration Statement to register under the Securities Act of 1933, as amended (the “Securities Act”), (a) $200,000,000 aggregate principal amount of First Cash’s 6.75% Senior Notes due 2021 (the “Exchange Notes”) and (b) the related guarantees of the Exchange Notes by the Guarantors (the “Exchange Note Guarantees”, and together with the Exchange Notes, the “Securities”). The Old Notes (as defined below), the Old Note Guarantees (as defined below) and the Securities are governed by the Indenture, dated as of March 24, 2014 (the “Indenture”), by and among the Company, the Guarantors and BOKF, NA dba Bank of Texas, as Trustee. Following the effectiveness of the Registration Statement and pursuant to the Registration Rights Agreement dated as of March 24, 2014 (the “Registration Rights Agreement”), by and among First Cash, the Guarantors and Wells Fargo Securities, LLC, as representative of the several initial purchasers listed on Schedule I attached thereto, the Registrants intend to issue the Securities to the holders of $200,000,000 aggregate principal amount of First Cash’s 6.75% Senior Notes due 2021 (the “Old Notes”) in exchange for such Old Notes and the related guarantees of the Old Notes by the Guarantors (the “Old Note Guarantees”).

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For the purposes of rendering this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

(a)    An executed copy of the Registration Statement;

(b)    An executed copy of the Registration Rights Agreement;

Holland & Hart LLP Attorneys at Law

Phone (303) 295-8000    Fax (303) 295-8261    www.hollandhart.com

555 17th Street Suite 3200 Denver, CO 80202-3979 Mailing Address Post Office Box 8749 Denver, CO 80201-8749

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First Cash Financial Services, Inc. June 27, 2014 Page 2

(c)    The Indenture (including the Exchange Note Guarantees and the related form of notation of guarantee contained therein);

(d)    A specimen copy of the Exchange Notes (including the notation of guarantee contained therein) to be issued pursuant to the Indenture;

(e)    The articles of incorporation, as amended, of each of the Colorado Subsidiaries, each as certified by the corporate secretary of each of the Colorado Subsidiaries, as applicable, to be currently in effect;

(f)    The bylaws, as amended, of each of the Colorado Subsidiaries, each as certified by the corporate secretary of each of the Colorado Subsidiaries, as applicable, to be currently in effect;

(g)    The resolutions of the board of directors of each of the Colorado Subsidiaries with respect to the transactions contemplated by the Exchange Documents (as defined below) to which each of them is a party;

(h)    Certificates issued by the Secretary of State of the State of Colorado (the “Secretary of State”), dated as of June 27, 2014, certifying as to the good standing under the laws of Colorado of each of the Colorado Subsidiaries (the “Good Standing Certificates”); and

(i)    An omnibus certificate of the corporate secretary of each of the Colorado Subsidiaries, dated as of the date hereof, certifying as to the completeness, accuracy and effectiveness of (i) the resolutions of the board of directors of the Colorado Subsidiaries authorizing the execution, delivery and performance of the Exchange Documents (as defined below), (ii) each of the Colorado Subsidiaries’ articles of incorporation, as amended to date, and (iii) each of the Colorado Subsidiaries’ bylaws, as amended to date, together with copies of such resolutions, articles of incorporation, as amended, and bylaws, as amended, attached thereto (the “Colorado Subsidiaries’ Certificate”).

The documents referred to in clauses (a) through (d) above are referred to herein as the “Exchange Documents,” and each individually is referred to as an “Exchange Document.” The documents referred to in paragraphs (e) through (g) above are referred to herein collectively as the “Organizational Documents.” The documents referred to in paragraphs (a) through (i) above are referred to herein collectively as the “Reviewed Documents.”

We have made such investigation of law as we have deemed necessary or appropriate as a basis for the opinions set forth below. Please be advised that we do not represent First Cash or the Colorado Subsidiaries on a regular basis. As to factual matters, we have relied upon and assumed the truthfulness and accuracy of the (a) representations and warranties contained in the Exchange Documents and (b) certifications contained in the Colorado Subsidiaries’ Certificate. We have not reviewed any documents other than the Reviewed Documents and, other than

First Cash Financial Services, Inc. June 27, 2014 Page 3

obtaining the Good Standing Certificates, we have not conducted any examination of any public records, and the opinions rendered herein are limited accordingly. The opinions expressed herein relate solely to the Exchange Documents and not to any other documents, agreements, instruments or exhibits referred to in or incorporated by reference into the Exchange Documents.

In rendering this opinion letter, we have assumed (a) the genuineness of the signatures on all documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified, electronic or photostatic copies; (b) the legal capacity of all natural persons executing such documents; (c) that each party to the Exchange Documents (other than the Colorado Subsidiaries) has the organizational power to execute and deliver, and perform its obligations under, the Exchange Documents; (d) that the execution and delivery by each party of the Exchange Documents (other than the Colorado Subsidiaries), and the performance by each such party of its obligations under the Exchange Documents, have been validly authorized by each such party; (e) that the Exchange Documents constitute the legal, valid, binding and enforceable obligations of all parties thereto; and (f) that none of the Colorado Subsidiaries nor their assets are subject to any court or administrative order, decree, judgment, writ, injunction, contract, agreement, instrument or other document that would prohibit or limit such Colorado Subsidiaries’ ability to execute, deliver or perform their obligations under the Exchange Documents (other than the articles of incorporation, as amended, or bylaws, as amended, of each of the Colorado Subsidiaries).

Based upon, subject to and limited by the assumptions, qualifications, exceptions and limitations set forth in this opinion letter, we are of the opinion that:

1.    Each of the Colorado Subsidiaries is validly existing as a corporation and in good standing under the laws of the State of Colorado.

2.    The execution, delivery and performance by each of the Colorado Subsidiaries of the Exchange Documents to which it is a party have been duly authorized by all necessary corporate action on the part of each such Colorado Subsidiary.

3.    Each of the Colorado Subsidiaries has duly executed and delivered each Exchange Document to which it is a party.

4.    The execution and delivery by each of the Colorado Subsidiaries of the Exchange Documents to which it is a party do not, and if such Colorado Subsidiary were now to perform its obligations under such Exchange Documents, such performance would not:

(a)    violate the Organizational Documents of such Colorado Subsidiary; or

(b)    violate any existing constitutional provision, statute or regulation of the State of Colorado.

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5.    No consent, approval, authorization, or other action by, or filing with, any governmental or public body or authority of the State of Colorado is required in connection with the execution and delivery by each of the Colorado Subsidiaries of any of the Exchange Documents to which it is a party.

The opinions expressed above are subject to the following qualifications and limitations:

With respect to the opinions expressed in paragraph 1 above regarding the valid existence and good standing of each of the Colorado Subsidiaries, (x) such opinions are based solely upon the Good Standing Certificates, copies of which have been delivered to you in connection with the filing of the Registration Statement with the Commission and (y) such opinions are limited to the meanings ascribed to such Good Standing Certificates. We have assumed that all certifications were properly given and remain accurate as of the date hereof.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of Colorado in effect on the date hereof. We express no opinion in this letter as to federal or state securities laws or regulations, antitrust, unfair competition, banking or tax laws or regulations, specialty laws or regulations specifically applicable to the activities of pawn shops or laws or regulations of any political subdivision below state level. The opinion set forth in paragraph 4(b) above is based upon a review of only those statutes and regulations (not otherwise excluded in this letter) that, in our experience, are generally recognized as applicable to transactions of the type contemplated by the Exchange Documents. We assume no obligation to supplement this opinion if any applicable laws change after the date of this opinion, or if we become aware of any facts that might change the opinions expressed above after the date of this opinion.

The opinions expressed in this letter are strictly limited to the matters stated herein, and no other opinions may be implied. This opinion is provided as a legal opinion only, effective as of the date of this letter.

The opinions expressed in this letter are prepared for your use in connection with the Registration Statement, provided that Alston & Bird LLP is entitled to rely on the opinions expressed herein, subject to the qualifications and limitations herein, as if this letter were addressed to it for purposes of its opinion letter being filed this date as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Holland & Hart LLP

Schedule 1

To Opinion of Holland & Hart LLP

Colorado Subsidiaries

FCFS CO, Inc., a Colorado corporation

LTS, Incorporated, a Colorado corporation

Mister Money – RM, Inc., a Colorado corporation

S-1

Schedule 2

To Opinion of Holland & Hart LLP

First Cash Corp., a Delaware corporation

First Cash Credit Management, L.L.C., a Delaware limited liability company

First Cash Management, L.L.C., a Delaware limited liability company

College Park Jewelers, Inc., a Maryland corporation

Famous Pawn, Inc., a Maryland corporation

King Pawn, Inc., a Maryland corporation

Maryland Precious Metals Inc., a Maryland corporation

First Cash Credit, Ltd., a Texas limited partnership

First Cash, Ltd., a Texas limited partnership

S-2